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                         WARRANT EXERCISE AGREEMENT


          WARRANT EXERCISE AGREEMENT, dated as of April 5, 1996 (as amended, modified or supplemented from time to time, this "Agreement") among BOYLE, FLEMING, GEORGE & CO., INC., a Texas corporation ("BFG"), Richard J. Boyle, in his individual capacity ("Boyle"), Ned N. Fleming III, in his individual capacity ("Fleming"), SPINNAKER INDUSTRIES, INC., a Delaware corporation (the "Company") and BANKERS TRUST COMPANY, as Administrative Agent (in such capacity, the "Administrative Agent") under the Credit Agreement (as defined below). Unless otherwise defined herein, capitalized terms used herein shall have the respective meanings provided such terms in the Credit Agreement.


                            W I T N E S S E T H :


          WHEREAS, BFG and the Company are parties to that certain Warrant Purchase Agreement, dated June 10, 1994 (as amended, modified or supplemented from time to time, the "Warrant Purchase Agreement"), pursuant to which BFG holds Class A Warrants (the "A Warrants") to purchase up to 678,945 shares of common stock, no par value, of the Company (subject to adjustment as provided in the A Warrants) for an aggregate exercise price of $1,810,518.

          WHEREAS, the Company, the Lenders named therein and the Administrative Agent have entered into the Senior Credit Agreement, dated as of April 5, 1996 (as amended, modified or supplemented from time to time, the "Credit Agreement"), providing for the making of Loans to the Company as contemplated therein; and

          WHEREAS, each of Boyle and Fleming are shareholders of BFG;

          WHEREAS, in order to induce the Lenders to make the Loans to the Company, BFG has agreed, on the terms and conditions set forth herein, to exercise its A Warrants to purchase shares of common stock of the Company to provide the Company with additional funds to facilitate the payment of interest on the Bridge Loans and the Term Loans, and each of Boyle and Fleming have agreed to guaranty the obligations of BFG hereunder;



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          NOW, THEREFORE, the parties hereto hereby agree as follows:

          1. On the date hereof, BFG shall exercise A Warrants to purchase 187,476 shares of common stock of the Company resulting in cash proceeds to the Company equal to $500,000, which amount equals the amount of interest on the Bridge Loans that will be due and payable on the first two quarterly interest payment dates that occur after the Closing Date (based on the Applicable Rate plus the Applicable Spread as in effect on the Closing Date).

          2. So long as any Obligations are outstanding and interest on the Bridge Loans or any Term Loans, as the case may be, shall be payable on a quarterly basis, no later than December 15 and June 15 of each year (commencing on December 15, 1996), BFG shall exercise A Warrants to purchase shares of common stock of the Company in an amount determined by the Administrative Agent to be necessary to provide the Company with sufficient funds to pay in full the interest on such Bridge Loans or Term Loans, as the case may be, that will be due on the two quarterly interest payment dates immediately following each such December 15 and June 15.

          3.   In addition to any payment that may be required pursuant to
Section 2 above, so long as any Obligations are outstanding and if the interest on any Term Loans shall be payable on a semi-annual basis, no later than 30 days prior to the first semi-annual interest payment on the Term Loans and no later than each anniversary of such 30th day (each an "Exercise Date"), BFG shall exercise A Warrants to purchase shares of common stock of the Company in an amount determined by the Administrative Agent to be necessary to provide the Company with sufficient funds to pay in full the interest on such Term Loans that will be due on the two semi-annual interest payment dates immediately following each such Exercise Date.

          4. In addition, if, on any date on which a payment of interest is due on the Bridge Loans or any Term Loans, as the case may be, the amount of Escrowed Property (as defined in the Escrow Agreement) is insufficient to pay in full the interest on such Loans that is due on such date and to the extent that the Company has not otherwise made such interest payment in full, BFG shall exercise A Warrants to purchase shares of common stock of the Company on such date resulting in cash proceeds to the Company equal to such shortfall.


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          5.   The Company hereby agrees that all moneys received by the Company at any time, or from time to time, from the exercise of A Warrants by BFG (whether such exercise occurs on a date specified above or otherwise) shall immediately be deposited into the Escrow Account in accordance with the provisions of the Escrow Agreement.

          6. Notwithstanding anything to the contrary contained in the Warrant Purchase Agreement or in any A Warrant (including, without limitation, the restrictions set forth in Sections 3.3 and 3.4 of the A Warrants), the Company hereby agrees that BFG shall be permitted to (i) exercise the A Warrants on the terms, and at the times, set forth in this Agreement and (ii) pledge the A Warrants and the shares of common stock of the Company issuable upon the exercise of the A Warrants pursuant to the terms of the Pledge Agreement. The Company further agrees that notwithstanding anything to the contrary contained in the Warrant Purchase Agreement or in any A Warrant, the Company may not exercise its repurchase right set forth in Section 9.01 of the Warrant Purchase Agreement without the prior written consent of the Required Lenders. The Company and BFG hereby agree that the terms of the Warrant Purchase Agreement and the A Warrants are hereby modified to give effect to this Section 6.

          7. BFG hereby agrees that it shall not sell, transfer, assign, pledge or otherwise encumber the A Warrants other than pursuant to the Pledge Agreement.

          8. (A) BFG, Boyle and Fleming each hereby represents and warrants (as to itself) to the Administrative Agent and the Company that:

          (a) BFG (i) is a duly organized and validly existing corporation in good standing under the laws of the State of Texas and (ii) has the corporate power and authority to own its property and assets and to transact the business in which it is engaged and presently proposes to engage in.

          (b) BFG has the corporate power and authority to execute, deliver and perform the terms and provisions of this Agreement and has taken all necessary corporate action to authorize the execution, delivery and performance by it of this Agreement.

          (c) Each of BFG, Boyle and Fleming has duly executed and delivered this Agreement and this Agreement constitutes the legal, valid and binding obligation of

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     each of BFG, Boyle and Fleming enforceable in accordance with its terms except to the extent that the enforceability hereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws generally affecting creditors' rights and by equitable principles (regardless of whether enforcement is sought in equity or at law).

          (d) Each of BFG, Boyle and Fleming have the financial resources to comply with its obligations under this Agreement.

          (e) On the date hereof, BFG holds A Warrants to purchase 678,945 shares of common stock of the Company (subject to adjustment as provided in the A Warrants), each with an exercise price of approximately $2.667 (subject to adjustment as provided in the A Warrants). The A Warrants may be exercised at any time or from time to time on or after the date hereof and prior to 5:00 p.m. (Dallas, Texas time) on June 10, 1999.

          (f) The unaudited balance sheet of Richard J. and Karen A. Boyle as at May 30, 1995 and the unaudited balance sheet of Ned N. Fleming III as at February 28, 1996 and furnished to the Administrative Agent prior to the Closing Date, in each case present fairly the financial condition of such persons as at the date of such balance sheets. The brokerage statement of Richard J. Boyle for the month ending February 29, 1996 and the brokerage statement for Ned N. Fleming III for the month ending December 31, 1995 and furnished to the Administrative Agent prior to the Closing Date, in each case are true and correct in all material respects as of such dates. In addition, since the date of such balance sheets and brokerage statements, as the case may be, there has been no material adverse change in the financial condition of such persons.

          (B) The Company hereby represents and warrants to the Administrative Agent that:

          (a) The Company had all the necessary corporate power and authority to issue and deliver the A Warrants, and that the issuance and delivery of the A Warrants had been duly authorized by all necessary corporate action.

          (b) The Company had duly issued and delivered the A Warrants and the A Warrants constitute the legal, valid and binding obligation of the Company enforceable in accordance with its terms except to the extent that the enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws generally affecting creditors' rights and by equitable principles (regardless of whether enforcement is sought in equity or at law).

          9. As security for the prompt and complete payment and performance when due of all the Obligations of the Company under the Loan Documents, the Company hereby sells, assigns, and transfers unto the Administrative Agent for the benefit of the Lenders a security interest in all of the Company's rights under this Agreement.

          10. BFG and the Administrative Agent agree that the Administrative Agent and the Lenders will suffer damages if BFG is unable to fulfill its obligations under this Agreement and that it would not be feasible to ascertain the extent of such damages with precision. Accordingly, in the event that BFG does not comply with any of its obligations under this Agreement as provided herein, BFG shall pay to the Administrative Agent for the benefit of the Lenders, as liquidated damages, an amount in cash equal to the cash proceeds that the Company would have received on any date on which BFG was required to exercise A Warrants less the amount of cash proceeds, if any, received by the Company as a result of any such exercise.

          11. (a) In order to induce the Lenders to enter into the Credit Agreement and to extend credit thereunder and in recognition of the direct benefits to be received by each of Boyle and Fleming (collectively, the "Guarantors," and each a "Guarantor") from the proceeds of the Loans, each Guarantor hereby agrees with the Administrative Agent for the benefit of the Lenders as follows: Each Guarantor hereby unconditionally and irrevocably, jointly and severally, guarantees, as primary obligor and not merely as surety, the full and prompt payment and performance when due, whether upon maturity, acceleration or otherwise, of any and all of the obligations of BFG under this Agreement, including all such obligations under Section 10 hereof (the "Guaranteed Obligations"). Additionally, each Guarantor unconditionally and irrevocably, jointly and severally, guarantees the payment and performance of any and all of the Guaranteed Obligations of BFG whether or not due or payable by BFG upon the occurrence of any of the events of the type specified in Section
7.6 or 7.7 of the Credit Agreement with respect to BFG.

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          (b)  The liability of each Guarantor hereunder is joint and several and exclusive and independent of any security for or other guaranty of the Guaranteed Obligations of BFG whether executed by such Guarantor, any other guarantor or by any other party, and the liability of each Guarantor hereunder is not affected or impaired by (a) any direction as to application of payment by BFG or by any other party, or (b) any other continuing or other guaranty, undertaking or maximum liability of a guarantor or of any other party as to the Guaranteed Obligations of BFG, or (c) any payment on or in reduction of any such other guaranty or undertaking, or (d) any dissolution, termination or increase, decrease or change in personnel by BFG, or (e) any payment made to the Lenders on the Guaranteed Obligations which any such Lender repays to BFG pursuant to court order in any bankruptcy, reorganization, arrangement, moratorium or other debtor relief proceeding, and each Guarantor waives any right to the deferral or modification of its obligations hereunder by reason of any such proceeding.

          (c) The obligations of each Guarantor hereunder are independent of the obligations of any other Guarantor, any other guarantor, any other party or BFG, and a separate action or actions may be brought and prosecuted against each Guarantor whether or not action is brought against any other Guarantor, any other guarantor, any other party or BFG and whether or not any other guarantor, any other party or BFG be joined in any such action or actions. Each Guarantor waives, to the full extent permitted by law, the benefit of any statute of limitations affecting its liability hereunder or the enforcement thereof. Any payment by BFG or other circumstance which operates to toll any statute of limitations as to BFG shall operate to toll the statute of limitations as to any Guarantor. Each Guarantor hereby agrees with the Administrative Agent that it will not exercise any right of subrogation it may at any time otherwise have as a result of this guaranty (whether contractual, under Section 509 of the Bankruptcy Code or otherwise) until all Guaranteed Obligations have been irrevocably paid in full in cash.

          (d) Each Guarantor waives any right (except as shall be required by applicable statute and cannot be waived) to require any Lender to (i) proceed against the Company, BFG, any other Guarantor, any other guarantor or any other party, (ii) proceed against or exhaust any security held from the Company, BFG, any other Guarantor, any other guarantor or any other party or (iii) pursue any other remedy in any Lender's power whatsoever. Each Guarantor waives any defense

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based on or arising out of any defense of the Company, BFG, any other
Guarantor, any other guarantor or any other party, other than payment in full of the Guaranteed Obligations, based on or arising out of the disability of the Company, BFG, any other Guarantor, any other guarantor or any other party, or the unenforceability of the Guaranteed Obligations or any part thereof from any cause, or the cessation from any cause of the liability of the Company or BFG other than payment in full of the Guaranteed Obligations.

          (e) Each Guarantor waives all presentments, demands for performance, protests and notices, including, without limitation, notices of nonperformance, notices of protest, notices of dishonor, notices of acceptance of this guaranty, and notices of the existence, creation or incurring of new or additional Guaranteed Obligations.

          12. This Agreement shall terminate on the earlier of (x) the repayment in full of all Obligations and (y) the date and time upon which BFG has exercised in full all of its A Warrants to purchase shares of common stock of the Company and all of the cash proceeds received by the Company therefrom shall have been deposited into the Escrow Account.

          13. This Agreement may only be modified by a writing signed by BFG, Boyle, Fleming, the Company and the Administrative Agent (with the consent of the Required Lenders), and no waiver hereunder shall be effective unless in a writing signed by the party or parties against whom enforcement of such waiver is sought.

          14. (a) THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE CONSTRUED IN ACCORDANCE WITH AND BE GOVERNED BY THE LAW OF THE STATE OF NEW YORK. Any legal action or proceeding with respect to this Agreement may be brought in the courts of the State of New York or of the United States for the Southern District of New York, and, by execution and delivery of this Agreement, BFG, Boyle, Fleming and the Company each hereby irrevocably accepts for itself and in respect of its property, generally and unconditionally, the jurisdiction of the aforesaid courts. BFG, Boyle, Fleming and the Company each hereby further irrevocably waives any claim that any such courts lack jurisdiction over such party, and agrees not to plead or claim, in any legal action or proceeding with respect to this Agreement brought in any of the aforesaid courts, that any such court lacks jurisdiction over such party. BFG, Boyle, Fleming and the Company each irrevocably consents to the service of process in any such action or proceeding by the


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mailing of copies thereof by registered or certified mail, postage prepaid, to such party at its address set forth opposite its signature below, such service to become effective 30 days after such mailing. BFG, Boyle, Fleming and the Company each hereby irrevocably waives any objection to such service of process and further irrevocably waives and agrees not to plead or claim in any action or proceeding commenced hereunder that service of process was in any way invalid or ineffective. Nothing herein shall affect the right of the Administrative Agent to serve process in any other manner permitted by law or to commence legal proceedings or otherwise proceed against BFG, Boyle, Fleming or the Company in any other jurisdiction.

          (b) BFG, Boyle, Fleming and the Company each hereby irrevocably waives any objection which it may now or hereafter have to the laying of venue of any of the aforesaid actions or proceedings arising out of or in connection with this Agreement brought in the courts referred to in clause (a) above and hereby further irrevocably waives and agrees not to plead or claim in any such court that any such action or proceeding brought in any such court has been brought in an inconvenient forum.

          15. None of BFG, Boyle, Fleming or the Company may assign any of its rights or obligations under this Agreement except as set forth in Section 9 of this Agreement.

          16. This Agreement may be executed in any number of counterparts and by the different parties hereto on separate counterparts, each of which when so executed and delivered shall be an original, but all of which shall together constitute one and the same instrument.

          17. This Agreement constitutes the entire agreement between the parties hereto with respect to the subject matter hereof and supersedes all previous negotiations and writings with respect to such subject matter.


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          IN WITNESS WHEREOF, the undersigned have entered into this Agreement as of the date first above written.


                                       BOYLE, FLEMING, GEORGE & CO.,
                                         INC.
Address:
600 N. Pearl Street
Suite 2160                             By /s/ Ned N. Fleming III
Dallas, Texas  75201                      ------------------------------------
Attention:  Ned N. Fleming III            Title: President



Address:                               RICHARD J. BOYLE
600 N. Pearl Street
Suite 2160
Dallas, Texas  75201                      /s/ Richard J. Boyle
Attention:  Richard J. Boyle           --------------------------------------


Address:                               NED N. FLEMING III
600 N. Pearl Street
Suite 2160
Dallas, Texas  75201                      /s/ Ned N. Fleming III
Attention:  Ned N. Fleming III         ---------------------------------------


Address:                               SPINNAKER INDUSTRIES, INC.
600 N. Pearl Street
Suite 2160
Dallas, Texas  75201                   By /s/ Ned N. Fleming III
Attention:  Mark R. Matteson              ------------------------------------
                                          Title: President


Address:                               BANKERS TRUST COMPANY,
130 Liberty Street
as Administrative Agent
New York, New York  10006              By /s/ Mary Kay Coyle
Attention:  Mary Kay Coyle                ------------------------------------
                                          Title: Managing Director


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